THE FIRST OF LONG ISLAND CORPORATION
                                10 GLEN HEAD ROAD
                            GLEN HEAD, NEW YORK 11545

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 15, 1997

                                                                   March 4, 1997
  To the Stockholders of
  The First of Long Island Corporation:

  Notice is hereby given that the Annual Meeting of Stockholders of THE FIRST OF LONG ISLAND CORPORATION will be held at the OLD BROOKVILLE OFFICE, 209 GLEN HEAD ROAD, GLEN HEAD, NEW YORK, on Tuesday, April 15, 1997, at 3:30 P.M. local time for the following purposes:
      (1)   To elect Directors.
      (2) To approve amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 5 million shares to 20 million shares.
      (3) To transact any other business as may properly come before the meeting.

     Only stockholders of record at the close of business on February 27, 1997 are entitled to notice of and to vote at such meeting or any adjournment thereof.
                                              By Order of the Board of Directors

                                             Arthur J. Lupinacci, Jr.
                                             SENIOR VICE PRESIDENT AND SECRETARY

                  IMPORTANT -- PLEASE MAIL YOUR PROXY PROMPTLY.

     IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                     THE FIRST OF LONG ISLAND CORPORATION
                                10 GLEN HEAD ROAD
                            GLEN HEAD, NEW YORK 11545
                                 (516) 671-4900

                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
  The accompanying proxy is being solicited by the Board of Directors of The First of Long Island Corporation (the "Corporation") for use at the Annual Meeting of Stockholders to be held at 3:30 P.M. local time at the Old Brookville Office, 209 Glen Head Road, Glen Head, New York, on April 15, 1997. The approximate date on which proxy statements and forms of proxy are first being sent or given to stockholders is March 4, 1997.
  Proxies in the accompanying form which are properly executed and duly returned to the management of the Corporation will be voted at the meeting. Each proxy granted may be revoked at any time prior to its exercise either by written notice filed with the secretary of the meeting or by oral notice given during the meeting by the stockholder to the presiding officer of the meeting.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

  The only class of voting securities of the Corporation is its Common Stock, $.10 par value ("Common Stock"), each share of which entitles the holder thereof to one vote except in the election of directors, where votes may be cumulated as described below. Only stockholders of record at the close of business on February 27, 1997 are entitled to notice of and to vote at the meeting.
  For the election of directors, each share is entitled to as many votes as there are directors to be elected, and such votes may be cumulated and voted for one nominee or divided among as many different nominees as is desired. If authority to vote for any nominee or nominees is withheld on any proxy, the votes will then be "spread" among the remaining nominees.
  As of January 31, 1997, there were issued 2,083,686 shares of the Common Stock, all of which were outstanding and entitled to vote. To the best knowledge of the Corporation, the only persons owning beneficially more than five percent (5%) of the Common Stock of the Corporation as of January 31, 1997 are identified in the table below.

TITLE OF             NAME AND ADDRESS        AMOUNT AND NATURE OF   PERCENT
CLASS                OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP   OF CLASS
----------------     --------------------    --------------------   ---------
Common               Sidney Canarick         169,150 shares (1)        8.12
Stock                25 Glen Street
($.10 par value)     Glen Cove, N.Y. 11542

                                              1
   TITLE OF           NAME AND ADDRESS       AMOUNT AND NATURE OF    PERCENT
    CLASS             OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP     OF CLASS
   -----------------  --------------------- --------------------      --------
   Common             Paul T. Canarick         169,150 shares (1)       8.12
   Stock              25 Glen Street
   ($.10 par value)   Glen Cove, N.Y. 11542

   Common             Zachary Levy             159,079 shares           7.63
   Stock              125 Jerusalem Avenue
   ($.10 par value)   Hicksville, N.Y. 11801

     (1) Including 157,980 shares in the names of Sidney Canarick and Jean C. Canarick, his wife, (Mr. Paul T. Canarick's parents) as Trustees under a Trust Agreement dated May 27, 1992; 7,050 shares in the name of Jean C. Canarick, Dr. Canarick's wife; and 4,120 shares in the name of Paul T. Canarick. Pursuant to applicable rules, Sidney Canarick and Paul T. Canarick are both deemed to be beneficial owners of the foregoing shares.

  Furnished below is information with respect to the beneficial ownership of the Corporation's Common Stock as of January 31, 1997 by all directors and nominees, by the executive officers of the Corporation named in the Summary Compensation Table, and by directors and executive officers of the Corporation as a group.

Title of                 Name of            Amount and Nature of  Percent
Class               Beneficial Owner        Beneficial Ownership  of Class
-----------------   -----------------------  -------------------  --------
Common              Paul T. Canarick         169,150    (1)        8.12
Stock               William J. Catacosinos       300    (2)         .01
($.10 par value)    Beverly Ann Gehlmeyer     22,709    (3)        1.09
                    Howard Thomas Hogan, Jr.  20,762    (4)        1.00
                    J. William Johnson        55,384    (5)        2.60
                    J. Douglas Maxwell, Jr.    5,050    (6)         .24
                    John R. Miller, III        1,339    (7)         .06
                    Walter C. Teagle, III     10,500    (8)         .50
                    Arthur J. Lupinacci, Jr.  13,065    (9)         .62
                    Donald L. Manfredonia      8,522   (10)         .41
                    Joseph G. Perri            6,150   (11)         .29
                    John C. Sansone            3,900   (12)         .19
                    Directors and Executive
                      Officers as a group    321,581   (13)       15.37

     (1) Including 157,980 shares in the names of Sidney Canarick and Jean C. Canarick (Mr. Paul T. Canarick's parents) under a Trust Agreement dated May 27, 1992; and 7,050 shares in the name of Jean C. Canarick, Mr. Paul T. Canarick's mother.
     (2)Held by Prudential Securities, Inc., for the benefit of William J. & Florence M. Catacosinos.
     (3)Including 1,836 shares in the name of Robert Val Gehlmeyer, Mrs. Gehlmeyer's husband; 3,522 shares in the name of Gehlmeyer & Gehlmeyer, P.C. Retirement Trust; 397 shares in the name of Robert Val Gehlmeyer, Jr., Mrs. Gehlmeyer's son; and 1,573 shares in the name of Merrill Lynch as nominee for Robert Val Gehlmeyer, Jr.
     (4)Including 121 shares held by Smith Barney, Inc., for the benefit of Judith A. Hogan, Mr. Hogan's wife; 11,010 shares in the name of Mr. Hogan as Trustee for the benefit of his children, Howard, Kathryn, and Margaret Hogan; 574 shares in the name of Mr. Hogan as Trustee for the Hogan Family Trust; 175 shares, 106 shares, and 100 shares in the respective names of Howard, Kathryn, and Margaret, Mr. Hogan's children; and 75 shares in the name of Prudential Securities for the benefit of Mr. Hogan's son, Howard Thomas Hogan, III.

     (5) Including 409 shares in the name of Gail G. Johnson, Mr. Johnson's wife; 2,053 shares in the name of Prudential Securities, Inc. as custodian for Mr. Johnson under an Individual Retirement Account; and 44,612 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
     (6) Including 3,750 shares held through Smith Barney, Inc. for the benefit of J. Douglas Maxwell, Jr. Retirement Account, and 1,300 shares held by Cede & Co. for the benefit of J. Douglas Maxwell, Jr.
     (7) Including 1,327 shares registered in the name of Cede & Co. held through Wheat, First Securities, Inc. for the benefit of John R. Miller, III.
     (8) Including 150 shares in the name of Janet D. Teagle, Mr. Teagle's wife; and 450 shares each (totaling 1,350 shares) registered in the name of Cede & Co. held at Bessemer Trust Co. for the benefit of W. Clark Teagle, IV, Clifton D. Teagle and Janet W. Teagle, Mr. Teagle's children.
     (9) Including 12,690 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
     (10)Including 8,332 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
     (11)Including 5,850 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options; and 300 shares in the name of Smith Barney, Inc. as custodian for Joseph G. Perri under an Individual Retirement Account.
     (12)Including 3,750 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.
     (13) Including 79,809 shares which are not presently owned, but which are deemed beneficially owned under Securities and Exchange Commission Rule 13d-3(d)(1) because they could be acquired by the exercise of stock options.

                             ELECTION OF DIRECTORS
  The Board of Directors of the Corporation presently consists of eight members classified into two classes, Class I with four members and Class II with four members, with each director to serve a two year term. Only one class of directors is elected at each annual meeting of stockholders. The following table sets forth the present composition of the Board:
                                                                  Expiration
                         NAME                             CLASS   OF TERM
           ------------------------                       -----   -------
           Howard Thomas Hogan, Jr                        I          1997
           Paul T. Canarick                               II         1998
           J. Douglas Maxwell, Jr                         I          1997
           William J. Catacosinos                         II         1998
           Beverly Ann Gehlmeyer                          II         1998
           John R. Miller, III                            I          1997
           J. William Johnson                             II         1998
           Walter C. Teagle, III                          I          1997

  At a meeting of the Board of Directors held on July 16, 1996, Mr. Teagle was elected in accordance with the Corporation's By-Laws to serve on the Board as a Class I director until the annual meeting of stockholders. The nominees for election at this meeting will be the Class I directors. It is intended that shares represented by properly executed proxies will be voted at the meeting in accordance with the marking indicated thereon and, in the absence of contrary indication, for the election of Mr. Teagle and for the re-election of Messrs. Hogan, Maxwell and Miller, each to hold office until the 1999 Annual Meeting of Stockholders or until his successor is elected and qualified. If at the time of the 1997 Annual Meeting any of the nominees named above is not available to serve as a director (an event which management does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board of Directors may designate.

      THE BOARD OF DIRECTORS  RECOMMENDS A VOTE IN FAVOR OF ALL NAMED  NOMINEES.

  Information about the nominees and directors continuing in office follows.
                           PRINCIPAL OCCUPATIONS FOR LAST             DIRECTOR
NAME                        5 YEARS AND OTHER DIRECTORSHIPS           SINCE
-------------------------------------------------------------------------------
Paul T. Canarick           President and Principal,                   1992
(Age 40)                      Paul Todd, Inc.
                              (Construction Company)
William J. Catacosinos     Chairman of the Board, President,          1995
(Age 66)                     and Chief Executive Officer,
                             Long Island Lighting Company, Inc.
                             (Gas and Electric Utility);
                             Director, U.S. Life Corp.,
                             Long Island Association, and the
                             Business Alliance for a New, New York
Beverly Ann Gehlmeyer      Tax Manager and Principal,                  1978
(Age 65)                     Gehlmeyer & Gehlmeyer, P.C.
                             (Certified Public Accounting Firm)
Howard Thomas Hogan, Jr.   Partner, Hogan & Hogan, Lawyer              1978
(Age 52)                     (Private Practice);
                             Director, Stat Design, Inc.
J. William Johnson        Chairman of the Board, President,            1979
(Age 56)                     and Chief Executive Officer,
                             The First of Long Island Corporation;
                             Chairman of the Board, President,
                             and Chief Executive Officer,
                             The First National Bank of Long Island;
                             Director, Independent Bankers Association
                             of New York State
J. Douglas Maxwell, Jr.   Chairman of the Board and Chief Executive    1987
(Age 55)                     Officer, Empower, Inc.
                             (Medical Imaging Distributor);
                             Consultant and Former President,
                             Chemco Technologies, Inc.
                             (Graphic Arts Photographic
                             Manufacturer);
                             Director, Kollmorgen Corporation, and
                             Slater Development Corp.
John R. Miller, III       President and Publisher,                     1982
(Age 56)                     Equal Opportunity Publications, Inc.
                             (Publishing);
                              Director, The Middleby
                              Corporation and Middleby
                              Marshall, Inc.
Walter C. Teagle, III     President, Chief Executive Officer,          1996
(Age 47)                      and Director, Metro Design Systems, Inc.
                              (Engineering Design Services);
                              President, Chief Investment Officer,
                              and Director, Teagle Management, Inc.
                              (Private Investment Firm);
                              Director, Teagle Foundation, Inc. and
                              Police Relief Association of Nassau County;
                              Trustee, The Green Vale School

     The years set forth above are those in which the persons named became directors of the Bank. Mrs. Gehlmeyer and Messrs. Hogan, Johnson, and Miller became directors of the Corporation upon its formation in 1984. Dr. Catacosinos and Messrs. Canarick, Maxwell and Teagle became directors of the Corporation and the Bank in the years set forth next to their names.

                            COMPENSATION OF DIRECTORS
  All of the members of the Board of Directors of the Corporation also serve on the Board of Directors of the Bank. Directors are paid for their services as directors of the Bank and of the Corporation. Directors of the Corporation are paid a quarterly retainer of $1,000. The Board of Directors of the Bank currently holds 12 regular meetings a year and such special meetings as deemed advisable to review significant matters. Directors of the Bank are paid $750 for each regular Board meeting and $500 for each special Board meeting. Members of the Bank's Compensation, Examining, Compliance, and Trust Investment Committees receive annual retainers of $500 per committee. Members of the Corporation's Nominating Committee receive an annual retainer of $200. The Chairman of the Corporation's Nominating Committee receives an annual retainer of $500. The Chairmen of the Bank's Compensation, Examining, Compliance, and Trust Investment Committees are paid an annual retainer of $1,500 each. Members of the Bank's Loan Committee are paid $200 for each meeting. Mr. Johnson does not receive director fees or committee fees from the Bank or the Corporation.

                          BOARD COMMITTEES AND MEETINGS
  The Board of Directors of the Corporation has two committees: the Stock Option Committee and the Nominating Committee.
  The Stock Option Committee is responsible for the administration of the Corporation's Stock Option and Appreciation Rights Plan, including the selection of optionees and the determination of the timing, duration, amount and type of each award. The Committee consists of J. Douglas Maxwell, Jr., Beverly Ann Gehlmeyer and John R. Miller, III. No member of the Committee is eligible to receive options or rights under the plan. The Committee met twice during 1996.
  The Nominating Committee is responsible for the nomination of individuals to the Board of Directors of the Corporation and the Bank. The members of the Nominating Committee are Howard Thomas Hogan, Jr., Beverly Ann Gehlmeyer, and John R. Miller, III. The Nominating Committee will consider nominees proposed by security-holders in accordance with the provisions of the By-Laws establishing the information and notice requirements for such nominations.
The Committee met twice during 1996.
  The  Board  of  Directors  of the  Bank  has  six  committees:  an  Examining
Committee,   a  Compensation   Committee,  a  Loan  Committee,  a  Trust  Audit
Committee, a Compliance Committee, and a Trust Investment Committee.
  The Examining Committee recommends the engagement of independent public accountants and reviews with them the plan and scope of their audit for each year, the status of their audit during the year and the results of such audit when completed. The Committee also reviews with the internal auditors the plan, scope and results of their audits and the results of regulatory authority examinations. The members of the Examining Committee are Beverly Ann Gehlmeyer, John R. Miller, III, Paul T. Canarick, and William J. Catacosinos. During 1996, the Committee held 6 meetings.
  The Compensation Committee recommends to the full Board salary policy, management succession, compensation of officers, and incentive compensation. The members of the Compensation Committee are J. Douglas Maxwell, Jr., John R. Miller, III and Beverly Ann Gehlmeyer. During 1996, the Committee held 3 meetings.
     The Loan Committee consists of members who, except for Mr. Johnson, are not officers of the Bank. Two members of the Loan Committee meet with the officers of the Bank to review and approve substantial loans. The members of the Loan Committee are Paul T. Canarick, Beverly Ann Gehlmeyer, Howard Thomas Hogan, Jr.,
J. Douglas Maxwell, Jr., and J. William Johnson. During 1996, the Committee held 22 meetings.
  The Trust Audit Committee is responsible for considering the adequacy of the internal controls of the Bank's Trust and Investment Services Department and meets with the independent public accountants and appropriate Bank personnel and internal auditors to review audit results. The members of the Trust Audit

Committee   are  Beverly  Ann   Gehlmeyer,   John  R.  Miller,   III,  Paul  T.
Canarick, and William J. Catacosinos. During 1996, the Committee held 5 meetings, which were joint meetings with the Examining Committee meetings.
  The Compliance Committee is responsible for insuring the Bank's performance of its obligations under the various laws and regulations affecting consumers, including the Federal Community Reinvestment Act. The members of the Committee are John R. Miller, III and Howard Thomas Hogan, Jr. The Committee met 4 times during 1996 and each meeting was attended by one or more officers of the Bank whose duties relate to compliance with such laws and regulations.
  The Trust Investment Committee is responsible for the review of all fiduciary relationships, compliance, and management of Trust and Investment Services Department activities as well as reviewing and approving investment securities and programs considered suitable for Trust and Investment clients for which the Bank has a fiduciary responsibility. The members of the Committee are J. Douglas Maxwell, Jr., Howard Thomas Hogan, Jr., and J. William Johnson. During 1996, the Committee held 4 meetings.
                MEETINGS OF THE BOARD OF DIRECTORS
  The Board of Directors of the Corporation held 11 meetings during 1996. All directors, with the exception of William J. Catacosinos, attended at least 75% of the aggregate number of Board meetings and committee meetings on which such directors served.
                                   MANAGEMENT
  The following tables contain information about the executive officers of the Corporation and the Bank.

   Executive Officers                                       Term of      Officer
   of the Corporation      Age   Present Capacity           Office        Since
   ---------------------   ---   -------------------------  -------       -----
   J. William Johnson       56   Chairman of the Board,     3 yrs.        1984
                                 President, and Chief
                                 Executive Officer
   Arthur J. Lupinacci, Jr. 56   Senior Vice President      1 yr.         1985
                                 and Secretary
   Mark D. Curtis           42   Vice President and         1 yr.         1997
                                 Treasurer
   Richard Kick             39   Vice President             1 yr.         1991
   Donald L. Manfredonia    45   Vice President             1 yr.         1987
   Joseph G. Perri          45   Vice President             1 yr.         1990
   John C. Sansone          41   Vice President             1 yr.         1992

   Executive Officers                                       Term of      Officer
   of the Bank             Age   Present Capacity           Office        Since
   ---------------------   ---   -------------------------  -------       -----
   J. William Johnson       56   Chairman of the Board,     1 yr.         1979
                                 President, and Chief
                                 Executive Officer
   Arthur J. Lupinacci, Jr. 56   Executive Vice President   1 yr.         1985
   Mark D. Curtis           42   Senior Vice President,     1 yr.         1997
                                 Chief Financial Officer
                                 and Cashier
   Richard Kick             39   Senior Vice President      1 yr.         1991

Executive Officers                                     Term of        Officer
of the Bank               Age   Present Capacity       Office          Since
----------------------    ----  ---------------------   ------        ------
Donald L. Manfredonia     45    Senior Vice President   1 yr.           1982
Joseph G. Perri           45    Senior Vice President   1 yr.           1990
John C. Sansone           41    Senior Vice President   1 yr.           1992

The following executive officers have been employed by the Corporation and the Bank for less than five years:
 (i) John C. Sansone. Mr. Sansone had over 16 years experience in the area of trust and investment banking with North Fork Bank and Trust Company and Long Island Trust Company.
 (ii) Mark D. Curtis. During 1996, Mr. Curtis was a consultant in the banking industry. From 1988 through 1995, he was Executive Vice President, Chief Financial Officer and Secretary of Gateway State Bank. Previously, he was Senior Audit Manager at KPMG Peat Marwick, NY.

                      COMPENSATION OF EXECUTIVE OFFICERS
  Furnished below is information with respect to the aggregate compensation paid or accrued during the fiscal year ended December 31, 1996 to the Chief Executive Officer and to each of the additional four most highly compensated executive officers of the Bank who received compensation of more than $100,000 for services rendered to the Corporation or the Bank. This information is provided pursuant to the Securities and Exchange Commission executive compensation disclosure rules for proxy statements. All of the listed officers are also officers of the Corporation but received salaries only from the Bank; no compensation for their employment, other than Stock Options or Stock Appreciation Rights (SARs), was received from the Corporation. The Incentive Compensation Plan under which the bonuses were paid is described below.

                               SUMMARY COMPENSATION TABLE
                                                        OTHER     SECURITIES
                                                        ANNUAL    UNDERLYING   ALL OTHER
          NAME AND              ANNUAL COMPENSATION     COMPEN-   OPTIONS/    COMPENSATION
     PRINCIPAL POSITION     YEAR   SALARY($)  BONUS($)  SATION($(1) SARS(#)(2)($)(3)
J. William Johnson          1996   $280,000   $87,640  $  1,425     2,550     $25,900
   Chairman of the Board,   1995    270,000    76,410    28,608     7,800      29,735
   Director, President, and 1994    250,000    89,000               2,550      57,500
   Chief Executive Officer
Arthur J. Lupinacci, Jr.    1996    157,000    38,310               1,800      14,714
   Executive Vice President 1995    152,000    34,660               1,800      13,500
                            1994    139,500    35,800               1,800      12,555
Donald L. Manfredonia       1996    119,000    24,400               1,050      11,008
   Senior Vice President    1995    115,000    21,160               1,050      10,350
                            1994    110,000    24,200               1,050       9,900
Joseph G. Perri             1996    114,500    20,270               1,050      10,591
   Senior Vice President    1995    110,000    20,570               1,050       9,945
                            1994    102,000    23,000               1,050       9,180
John C. Sansone             1996    112,500    21,265               1,050      10,406
   Senior Vice President    1995    108,000    16,850               1,050       9,720
                            1994     98,000    21,500               1,050       8,820

   (1) Represents amounts reimbursed during the year for the payment of taxes. The taxes reimbursed in 1995 resulted from the conversion of a "Rabbi Trust" maintained under the Bank's previous Supplemental Executive Retirement Program ("SERP") to a "Secular Trust" maintained under the Bank's current SERP. Other annual compensation excludes the value of perquisites and other personal benefits since the Corporation and the Bank have concluded that for the named executive officers the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total annual salary and
   bonus reported   above.

  (2) All numbers have been adjusted to reflect the three-for-two stock split paid by means of a 50% stock dividend in February 1996.
  (3) Represents amounts contributed by the Bank under the Bank's Profit Sharing Plan, profit sharing contributions under the Bank's SERP and, for 1994, pension contributions under the Bank's SERP. The pension contributions made by the Bank under the SERP in 1996 are reflected in the pension table.

BOARD COMPENSATION COMMITTEE REPORT
    The Corporation's executive compensation program is administered by the Compensation Committee of the Bank's Board of Directors. The Committee is composed of three independent directors not employed by the Bank or the Corporation.
  Compensation for executive officers is twofold; that is, compensation is paid through both direct salary and incentive bonuses under the Bank's Incentive Compensation Plan. The payment of both types of compensation is approved by the Compensation Committee. Following the approvals by the Compensation Committee, the full Board of Directors approves the salary package for all executive officers and reviews the proposed payment of incentive compensation pursuant to the Incentive Compensation Plan.
    In addition, the Committee adheres to the practice that compensation for executive officers be directly and materially linked to individual performance, inflation considerations, and to what is paid to individuals in similar positions within the industry. As such, (1) salaries are also related to the Bank in light of expected profits, and (2) incentive compensation, a very objective means of rewarding individual performance, is paid pursuant to the Incentive Compensation Plan on the basis of goal achievement. Goals are set (both monetary and nonmonetary) by and for the individual as to his own objectives and goals and set for the Bank as to profit performance and maintenance of financial strength.
  Regarding Mr. Johnson's compensation, the Committee has considered, in addition to the factors described above, the profitability and growth of the Corporation during Mr. Johnson's tenure as Chief Executive Officer.
                                            J. Douglas Maxwell, Jr.
                                            John R. Miller, III
                                            Beverly Ann Gehlmeyer

                        COMPENSATION PURSUANT TO PLANS
PENSION PLAN
     The Bank is a participant in the New York State Bankers Retirement System Pension Plan ("Plan") and maintains the SERP described below. Set forth in the table that follows are estimated annual benefits payable upon retirement to persons in specified classifications, based on compensation and years of service.

 Annual Average                Years of Creditable Service
Compensation    10        15        20         25        30          35

$100,000   $ 16,149   $ 24,223   $ 32,298   $ 40,372   $ 48,446   $ 56,521
 125,000     20,524     30,786     41,048     51,309     61,571     71,833
 150,000     24,899     37,348     49,798     62,247     74,696     87,146
 175,000     29,274     43,911     58,548     73,184     87,821    102,458
 200,000     33,649     50,473     67,298     84,122    100,946    117,771
 225,000     38,024     57,036     76,048     95,059    114,071    133,083
 250,000     42,399     63,598     84,798    105,997    127,196    148,396
 300,000     51,149     76,723    102,298    127,872    153,446    179,021
 400,000     68,649    102,973    137,298    171,622    205,946    240,271
 450,000     77,399    116,098    154,798    193,497    232,196    270,896
 500,000     86,149    129,223    172,298    215,372    258,446    301,521

  The Plan covers employees who are over the age of 21 years and have been employed for over one year. The normal retirement age is 65, and early retirement may be taken after age 55 with reduced benefits. However, an unreduced benefit is available at age 62 or above to a participant with at least 10 years of service whose employment terminates after age 55 and who begins receiving benefits after attaining age 62. Upon their retirement, participants are paid a benefit in the form of a joint and survivor annuity computed by (i) multiplying the participants' final average compensation (the average of the participants' taxable compensation during the five highest consecutive years of employment) by the product of 1.75 percent and the participants' credited years of service (to a maximum of 35 years), (ii) adding the product of 1.25 percent and the participants' credited years of service in excess of 35 years (up to five such years), and (iii) subtracting the product of .49 percent of the participants' final three year average compensation (limited to covered compensation) and the participants' credited years of service (to a maximum of 35 years). The .49 percent represents the minimum Social Security offset to the pension benefit.
  The Bank makes annual payments to a trust fund, computed on an actuarial basis, to fund these benefits. A contribution of $257,482 was required for the plan year ended September 30, 1996. Employees also make contributions of 2 percent of their compensation. An employee becomes fully vested after 5 years of participation in the Plan. No vesting occurs during that 5 year period.
  Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. Any benefits which may be above the limits under these sections would be payable under the SERP. The current compensation covered by the Plans for the named executive officers is equal to the sum of the salary and bonus set forth in the Summary Compensation Table.
  The credited years of service, for purposes of calculating benefits, for the executive officers of the Bank named in the Summary Compensation Table and all executive officers of the Bank as a group are as follows: Mr. Johnson - 16 years; Mr. Lupinacci - 10 years; Mr. Manfredonia - 13 years; Mr. Perri - 5 years; Mr. Sansone - 3 years; and all executive officers as a group - 51 years.

EMPLOYMENT CONTRACT
  Mr. Johnson has an employment contract with the Corporation pursuant to which he is employed in the positions of President and Chief Executive Officer of the Corporation and such other senior executive positions in the Corporation or the Bank as may be determined by the Board of Directors of the Corporation or the Bank. The contract has a term of three years effective January 1, 1996. The term of the contract is automatically extended at the expiration of each year for an additional period of one year, resulting in a new three year term, unless either party elects not to extend the term. The contract currently provides for a base annual salary of $295,000 to be paid by the Corporation or the Bank. The base annual salary includes services as a director of the Corporation and the Bank.
  Under this contract, Mr. Johnson is entitled to severance compensation. In the event of a termination of employment following a change of control or generally upon an involuntary termination of employment, Mr. Johnson is entitled to receive a single sum payment equal to three times the base annual salary under his contract, together with continued insurance coverage.

RETIREMENT PLAN FOR DIRECTORS
  On June 18, 1991, the Board of Directors of the Bank adopted The First National Bank of Long Island Retirement Plan for Directors (the "Retirement Plan"). In order to be eligible to receive benefits under the Retirement Plan, a retired director must have served on the Board of Directors for three (3) years and, except in the case of retirement due to substantial physical disability, must have attained the age of sixty (60) years. Pursuant to the terms of the Retirement Plan, an eligible director receives a credit (the "Credit Percentage") of ten percent (10%) multiplied by the number of years of service on the Board, to a maximum of one hundred percent (100%). The annual benefit (the "Annual Benefit") under the Retirement

Plan is equal to the monthly Board of Directors attendance fee in effect as of the date of the director's retirement, multiplied by twelve (12) and then multiplied by the Credit Percentage. The Annual Benefit is payable for a period of seven (7) years from the date of retirement (the "Payment Period"), in quarterly installments. In the event of the death of a director or a retired director, the surviving spouse of such director shall be entitled to receive an annual payment equal to seventy-five percent (75%) of the Annual Benefit, calculated as set forth above, and payable over the remainder of the applicable Payment Period.

PROFIT SHARING PLAN
  The First National Bank of Long Island Profit Sharing Plan (the "Profit Sharing Plan") covers all employees who have reached age 21 and have a year of service. The amount contributed for each Plan Year is within the discretion of the Bank, subject to the limitations of federal law. For 1996, the Bank chose to contribute $387,115 which is approximately 3.7% of its pre-tax profits. This "Employer Contribution", when made, is allocated, along with any forfeitures attributable to that year, among the participants in proportion to their annual compensation.
  The Profit Sharing Plan has a salary reduction provision. Under this "401(k)" arrangement, participants may elect to make a pre-tax contribution not exceeding the lesser of $9,500 or 10% of their compensation for the year ("Salary Reduction Contributions"). Salary Reduction Contributions are matched at the end of the year by the Bank in an amount equal to 50% of the Salary Reduction Contributions but only to the extent that the Salary Reduction Contributions do not exceed 4% of compensation ("Matching Contributions"). Therefore, the Matching Contributions for any year cannot exceed 2% of a participant's compensation.
  Salary Reduction Contributions are fully and immediately vested. Employer Contributions and Matching Contributions vest at the rate of 20% for each year of service so that a participant is fully vested after 5 years of service. Also, a participant becomes fully vested in his Employer Contributions and Matching Contributions upon death or disability.
  Normal retirement age is 65, although the Profit Sharing Plan also contains provisions allowing pretermination withdrawals and loans under certain circumstances. The amount of retirement benefits will depend upon the accumulation of contributions and forfeitures and the investment performance of the Plan. Amounts allocated to the accounts of executive officers for 1996 are set forth in the table under "Compensation of Executive Officers" on page 7.

STOCK OPTION AND APPRECIATION RIGHTS PLAN
  The First of Long Island Corporation Stock Option and Appreciation Rights Plan (the "1986 Plan") expired on January 21, 1996. The 1986 Plan was adopted by the Board of Directors in January 1986 and approved by the stockholders in April 1986 as a Stock Option Plan and subsequently was amended to include provisions for the granting of Stock Appreciation Rights ("SARs"), which amendment was adopted by the Board of Directors in May 1988 and approved by the stockholders in April 1989.
  In January 1996, the Board of Directors unanimously adopted a new plan entitled The First of Long Island Corporation Stock Option and Appreciation Rights Plan (the "1996 Plan") as a successor to the 1986 Plan. The 1996 Plan was approved by the Corporation's stockholders in April 1996. The terms of the 1996 Plan are substantially identical to the terms of the 1986 Plan, except that the maximum number of shares which may be issued under the 1996 Plan (240,000) is less than the maximum under the 1986 Plan, as amended (258,450).
  Under the 1996 Plan, the Corporation may grant to officers of the Corporation and the Bank who hold the title of vice president or above (i) options to purchase shares of the Common Stock at a price which may not be less than the fair market value per share of stock on the date the option is granted, and (ii) SARs which are rights entitling the holder to the appreciation in value of the Common Stock. SARs may be granted under the 1996 Plan either attached to options or alone. The maximum number of shares of Common Stock which may be issued under the 1996 Plan is 240,000 (shares allocatable to unexercised options which expire or terminate are again available for issuance, but shares subject to an option with an SAR attached which are not issued because the SAR is exercised are not available for issuance again). Options and SARs may be granted under the 1996 Plan through January 15, 2006.
  Options may be granted under the 1996 Plan as incentive stock options ("ISOs") qualified under Section 422 of the Internal Revenue Code or as non-qualified options ("NQOs"). Generally, options and SARs have a maximum duration of 10 years. The total fair market value of stock, determined as of the date of grant of the option, for which ISOs are first exercisable by a holder in any year is limited to $100,000. A holder may elect to exercise options with or without SARs attached in any order without regard to the date on which the options are granted.
  If a SAR is attached to an option, the holder must elect to exercise either the option or the SAR. Upon the exercise of the SAR, the participant is entitled to a payment equal to the amount by which the fair market value of the shares of the Common Stock allocatable to the SAR on the exercise date exceeds the fair market value of such shares on the date of grant. Payment to a holder who exercises a SAR is made in cash.
  Options and SARs are not transferable except upon death, (i) by will, (ii) by the laws of descent and distribution, or (iii) by beneficiary designation. The purchase price for the Common Stock must be paid in full in either common stock of the Corporation or cash when an option is exercised. Generally, options and SARs are exercisable only during the holder's continued employment with the Corporation or the Bank. However, the 1996 Plan provides for additional limited periods following termination of employment during which options or SARs may be exercised in the event employment is terminated as a result of resignation, death, disability, retirement, or a change in control of the Corporation.
  As of January 31, 1997, 31 persons held the title of vice president or above and were, therefore, eligible to receive options and SARs. Subject to the provisions of applicable law and the 1996 Plan, the designation of those officers who will be granted options or stock appreciation rights, as well as other terms, is solely within the discretion of the Stock Option Committee which administers the 1996 Plan. No member of the Stock Option Committee is eligible to participate in the 1996 Plan, and no consideration is received by the Corporation or the Bank for the granting of options or SARs.
  During 1996, Incentive Stock Options ("ISOs") to purchase 17,250 shares were granted under the 1986 Plan prior to its expiration at a per share exercise price of $29.83 and 300 shares were granted under the 1996 Plan at a per share exercise price of $29.875. The following table shows, as to the executive officers named in the Summary Compensation Table, information for 1996 with respect to the options granted.

                    Options/SAR Grants in Last Fiscal Year
                                                                       Potential
                                                             Realizable Value at
                                                                  Assumed Annual
                                                            Rates of Stock Price
                                                                    Appreciation
                      Individual Grants                          for Option Term

                      Number of
                      Securities % of Total
                      Underlying  Options/SARs
                        Options/  Granted to    Exercise
                          SARs   Employees      or Base
                        Granted  in Fiscal      Price    Expiration
    Name               (#) (1)   Year        ($/Sh) (1) Date       5% ($)    10% ($)
----------------------- ------------------    ---------- -------   -------   --------
J. William Johnson        2,550  14.53%         $29.83   1/15/06   $47,838   $121,230
Arthur J. Lupinacci, Jr   1,800  10.26%          29.83   1/15/06    33,768     85,574
Donald L. Manfredonia     1,050   5.98%          29.83   1/15/06    19,698     49,918
Joseph G. Perri           1,050   5.98%          29.83   1/15/06    19,698     49,918
John C. Sansone           1,050   5.98%          29.83   1/15/06    19,698     49,918




  The following table sets forth the aggregated options/SARs exercised in the last fiscal year and the aggregated number and value of unexercised options and SARs for each of the executive officers named in the Summary Compensation Table at December 31, 1996.

                  AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES
                                                         NUMBER OF
                                                         SECURITIES          VALUE OF
                                                         UNDERLYING          UNEXERCISED
                                                         UNEXERCISED         IN-THE-MONEY
                                                        OPTIONS/SARS AT      OPTIONS/SARS AT
                           SHARES                       FISCAL YEAR-END(#)   FISCAL YEAR-END($)
                        ACQUIRED ON        VALUE          EXERCISABLE/       EXERCISABLE/
      NAME               EXERCISE(#)(1)   REALIZED($)   UNEXERCISABLE(1)(2)  UNEXERCISABLE(1)(2)
J. William Johnson        10,406           $204,753          53,274                $859,837
Arthur J. Lupinacci, Jr.     -                -              12,690                 179,854
Donald L. Manfredonia        945             19,637           8,332                 121,142
Joseph G. Perri              -                -               5,850                  73,491
John C. Sansone              -                -               3,750                  34,388

  (1)  All numbers have been adjusted to reflect stock dividends.
  (2)  All are exercisable.
  There were no long-term incentive plan awards granted in the last fiscal year.

INCENTIVE PLAN
  The executive officers of the Bank are eligible for compensation under the Bank's Incentive Compensation Plan (the "Plan") described in the Board Compensation Committee Report herein. Payments of up to 31.3 percent of base salary of such officers were made under the Plan for 1996. Incentive compensation payments to executive officers for 1996 are included in the Summary Compensation Table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM
  On August 3, 1995, the Corporation adopted The First National Bank of Long Island Supplemental Executive Retirement Program (SERP). The SERP provides benefits that would have been provided under the Pension Plan and Profit Sharing

Plan, in the absence of Internal Revenue Code ("IRC") limitations, to certain employees whose benefits under those plans are limited by the IRC. The
Compensation Committee of the Board of Directors designates the employees eligible to participate in the SERP.
  Supplemental retirement program and profit sharing plan contributions under the SERP are made to a "secular trust" for the benefit of the participants.
  Amounts contributed to the secular trust are not subject to the claims of creditors of the Bank. Accordingly, the contributions are taxable to each participant and deductible by the Bank when made. Trust income is also taxable to each participant. Taxes are withheld from the contributions to pay each participant's taxes. In addition, the Bank makes tax payments in an amount sufficient to cover each participant's taxes on both the trust income and the tax payment.
  The effective date of the SERP, which superseded the Corporation's previous supplemental retirement benefit plan, was January 1, 1994. The entire balance of the "rabbi trust" maintained under such previous plan was applied toward the obligations of the Bank under the SERP.
  The SERP and related secular trust are intended to meet the requirements of the Employee Retirement Income Security Act (ERISA) as they pertain to vesting, reporting and disclosure information.

                               PERFORMANCE GRAPH
  The following graph compares the Corporation's total stockholder return over a 5-year measurement period with (i) the NASDAQ Market Index, and (ii) the National Commercial Banks Index. *

                           1991    1992      1993      1994      1995      1996
The First of Long Island    100   150.19    182.63    196.69    233.41    271.23
National Commercial Banks   100   138.87    154.71    152.19    241.8     339.64
NASDAQ ..................   100   100.98    121.13    127.17    164.96    204.98



                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     THE FIRST OF LONG ISLAND CORPORATION,
           NATIONAL COMMERCIAL BANKS INDEX, AND NASDAQ MARKET INDEX
                   ASSUMES $100 INVESTED ON JANUARY 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                     FISCAL YEAR ENDING DECEMBER 31, 1996
    * The National Commercial Banks Index consists of nationally chartered commercial banks and certain other financial institutions which, on the basis of Standard Industrial Classification (S.I.C.) codes developed by the U.S. Office of Management and Budget, have been included in the same industry group as the Corporation.

                    TRANSACTIONS  WITH  MANAGEMENT AND OTHERS
     In 1992, the Bank, as tenant, entered into a lease with Howard Thomas Hogan, Jr., a director of the Corporation and the Bank, covering premises in a building located in Locust Valley, New York, to be used as a branch office. The lease, which has a term of ten years and one month, expires on October 30, 2002. It provides for annual base rentals of $23,622.80 for the year ending October 30, 1996 and $24,331.50 for the year ending October 30, 1997. The base rental for the balance of the term increases annually by an amount equal to three percent (3%) of the annual base rent for the immediately preceding year. In addition to the base rent, the Bank is responsible for certain charges for real estate taxes and common area maintenance. The Corporation believes that the foregoing is comparable to the rent that would be charged by an unrelated third party.
  The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal stockholders of the Corporation and their associates. Such transactions, including borrowings and loan commitments, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and in the opinion of management do not involve more than a normal risk of collectability, nor do they present other unfavorable features.
  Certain directors are officers, directors, partners, and/or stockholders of companies or partnerships which (or associates of which) may have been customers of the Bank in the ordinary course of business during 1996 and up to the present time. Additional transactions of this type may occur in the future. All such transactions were effected on substantially the same terms as comparable transactions with other persons.

              BOARD OF DIRECTORS PROPOSAL TO AUTHORIZE AMENDMENT
             TO THE CORPORATION'S CERTIFICATE OF INCORPORATION TO
                  INCREASE THE NUMBER OF AUTHORIZED SHARES OF
               COMMON STOCK FROM 5,000,000 TO 20,000,000 SHARES
                               (ITEM 2 ON PROXY)

  The Corporation is presently authorized under its Certificate of Incorporation to issue not more than 5,000,000 shares of Common Stock, par value $.10 per share.
  The Board of Directors has proposed, and there will be submitted to a vote of the Stockholders at the meeting, a resolution to amend the Certificate of Incorporation to increase the authorized shares of Common Stock, par value $.10 per share, from 5,000,000 to 20,000,000 shares.
  The primary purpose of the proposed increase is to insure that sufficient shares are available for distribution to Stockholders in the event that the Board authorizes future stock dividends or stock splits.
  The availability of the additional shares would also provide the Corporation with greater flexibility in connection with acquisitions; future stock option plans; sales of Common Stock or convertible securities in order to enhance capital and liquidity; and other corporate purposes. The availability of such shares (either alone or with the attached Common Stock purchase rights) may also theoretically be utilized to render more difficult or discourage an attempt to acquire control of the Corporation at less than a full and fair price. The Common Stock purchase rights, which are attached to all shares of Common Stock, alone could have the effect of rendering more difficult or discouraging such an attempt because under certain circumstances, as set forth in the Shareholder Protection Rights Plan adopted by the Board, such rights allow certain stockholders to purchase Common Stock of the Corporation at less than market value.
  Although the Corporation currently has no specific plans to utilize the remaining or the proposed new authorized shares for any of the foregoing purposes, the Board of Directors believes that it is important to have the additional shares of Common Stock available for issuance as and when needed in order to avoid the delay and expense incident to obtaining Stockholder approval at a later date or dates.
  The text of the proposed resolution is as follows:
        "RESOLVED, that Article Fifth of the Corporation's Certificate of Incorporation be amended to increase the aggregate number of shares of Common Stock, par value $.10 per share, which the Corporation has authority to issue to 20,000,000 shares."
  Authorized shares of Common Stock may be issued on such terms and for such corporate purposes as the Board of Directors may determine and without further action by the shareholders, unless such action is required by applicable law or by the rules of any stock exchange or securities quotation system on which the Common Stock may then be listed or quoted.
  The Corporation has not proposed an increase in the number of authorized shares of Common Stock since the Annual Meeting of Stockholders in March of 1987, when the Corporation had approximately $239.8 million in total assets. The Corporation has increased in size significantly since that time to approximately $440.9 million in total assets at December 31, 1996.
  A potential effect of the proposed increase in the authorized Common Stock could be a dilution of the interest in the Corporation of the present Stockholders if the Corporation issues additional shares. In addition, any issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock.
  Holders of Common Stock have one vote per share and have no preemptive rights to subscribe for or purchase from the Corporation any additional shares of Common Stock; nor do they have any dissenters' or appraisal rights in connection with this proposal.
  The affirmative vote of the holders of seventy per cent (70%) of all of the outstanding shares of Common Stock entitled to vote thereon is required to approve the proposed amendment to the Certificate of Incorporation. The Board of Directors recommends that the Stockholders vote "In Favor Of" the amendment. Proxies, unless indicated to the contrary, will be voted "In Favor Of" the amendment.

                        INDEPENDENT PUBLIC ACCOUNTANTS
  The consolidated financial statements for the year ended December 31, 1996 were examined by Arthur Andersen LLP. Audit services also include a reading of the annual report on Form 10-K filed with the Securities and Exchange Commission and consultation on matters related to accounting and financial reporting.
  It is anticipated that the Board of Directors will reappoint Arthur Andersen LLP as the Corporation's independent public accountants for 1997. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

                                 OTHER MATTERS
  The Board of Directors of the Corporation does not know of any matters for action by stockholders at the annual meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote such Proxy with respect to such matters in accordance with their best judgment.

  The entire expense of preparing, assembling and mailing the enclosed material will be borne by the Corporation. In addition to using the mails, directors, officers and employees of The First National Bank of Long Island (the "Bank"), a wholly-owned subsidiary of the Corporation, acting on behalf of the Corporation, and without extra compensation, may solicit proxies in person, by telephone or by telecopier. The Corporation has retained Georgeson & Company Inc. to aid in the solicitaton of proxies at a fee of $6,000 plus expenses.

                             STOCKHOLDER PROPOSALS
  Any proposals of stockholders intended to be submitted at the 1998 Annual Meeting of Stockholders must be received by the Chairman of the Board or the President no later than November 4, 1997 in order to be included in the proxy statement and form of proxy for such meeting.

                        ANNUAL REPORTS TO STOCKHOLDERS
  CONSOLIDATED FINANCIAL STATEMENTS FOR THE CORPORATION AND THE BANK ARE INCLUDED IN THE CORPORATION'S 1996 ANNUAL REPORT TO STOCKHOLDERS, WHICH WAS MAILED WITH THIS PROXY STATEMENT. IN ADDITION, COPIES OF THE 1996 ANNUAL REPORT OR THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR 1996 WILL BE SENT TO ANY STOCKHOLDER UPON WRITTEN REQUEST WITHOUT CHARGE. SUCH REQUEST SHOULD BE DIRECTED TO MARK D. CURTIS, VICE PRESIDENT AND TREASURER, AT THE CORPORATION'S PRINCIPAL OFFICE, 10 GLEN HEAD ROAD, PO BOX 67, GLEN HEAD, NEW YORK, 11545-0067. THE FINANCIAL STATEMENTS CONTAINED IN THE CORPORATION'S 1996 ANNUAL REPORT ARE NOT PART OF THIS PROXY STATEMENT.


                          By Order of the Board of Directors



                          Arthur J. Lupinacci, Jr.
March 4, 1997             SENIOR VICE PRESIDENT AND SECRETARY

                         PROXY FOR ANNUAL MEETING 1997
                       PLEASE SIGN AND RETURN IMMEDIATELY
                      THE FIRST OF LONG ISLAND CORPORATION
     KNOW ALL PERSONS BY THESE PRESENTS that I, the undersigned, being a stockholder of THE FIRST OF LONG ISLAND CORPORATION, GLEN HEAD, NEW YORK, do hereby constitute and appoint STEPHEN P. LYON and JOHN H. TREIBER or either one of them (with full power to act alone), my true and lawful attorney(s), with full power of substitution, to attend the Annual Meeting of Stockholders of said Corporation, to be held at the OLD BROOKVILLE OFFICE, 209 GLEN HEAD ROAD, GLEN HEAD, NEW YORK, on Tuesday, April 15, 1997, at 3:30 P.M. local time, or any and all adjournments thereof, and to vote all stock owned by me or standing in my name, place and stead on the proposals of the Board of Directors specified in the Notice of Meeting dated March 4, 1997, with all the powers I would possess if I were personally present, hereby ratifying and confirming all that my said Proxy or Proxies may do, in my name, place and stead, as follows:
      1. Election of Directors
         To elect four (4) Directors, each for a term of two (2) years:
         HOWARD THOMAS HOGAN, JR.           JOHN R. MILLER, III
         J. DOUGLAS MAXWELL, JR.            WALTER C. TEAGLE, III
         It is specifically directed that this Proxy be voted:

IN FAVOR OF                   WITHHOLD
            ----                        ----

AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE(S).

     2. To approve amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 5 million shares to 20 million shares.
IN FAVOR OF ---      AGAINST---      ABSTAIN---
It is specifically directed that this Proxy be voted:


     3. Other Matters: If any other business is presented at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ITEMS 1. AND 2.

     IF NO DESIGNATIONS ARE MADE IN THE BOXES PROVIDED ABOVE AS TO A PROPOSAL, THIS PROXY WILL BE VOTED "IN FAVOR OF" SUCH PROPOSAL.
     The shares represented by a properly executed Proxy will be voted as directed.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.
                                                       Dated:-------------  1997
                                                             -------------(L.S.)
                                                             -------------(L.S.)
                                                      (Signature of Stockholder)

                                                      ALL JOINT OWNERS MUST SIGN
                                                      INDIVIDUALLY.
                                                      WHEN SIGNING AS ATTORNEY,
                                                      EXECUTOR, ADMINISTRATOR,
                                                      TRUSTEE, GUARDIAN OR
                                                      CUSTODIAN, PLEASE GIVE
                                                      FULL TITLE. IF MORE THAN
                                                      ONE TRUSTEE, ALL SHOULD
                                                      SIGN.